Exhibit 10(c) xxiii

American Science & Engineering, Inc.

Change in Control & Severance Benefit Agreement

This is a SEVERANCE BENEFIT & CHANGE IN CONTROL Agreement (the “Agreement”) entered into between American Science & Engineering, Inc. (the “Company”, which term shall include any successor by merger, consolidation, sale of substantially all of the Company’s assets or otherwise) and ___________ (“Executive”) effective as of the ___ day of _________________ (the “Effective Date”).

1.           Purpose of this Agreement. The Company hereby agrees to provide severance and change in control benefits to Executive on the terms and conditions set forth in this Agreement. These benefits are in lieu of any benefits that would otherwise be payable to Executive under the severance pay plan, if any, maintained by the Company for the benefit of senior executives or other Company employees, or by statute. This severance agreement does not represent an employment contract for any definite term or period, which means that either Executive or the Company can terminate Executive’s employment at any time, for any reason or no reason, and with or without notice.

2.           Term of Agreement. The Agreement shall become effective on the Effective Date and shall terminate on March 31, 2008; provided that this Agreement shall automatically be extended for successive one year terms unless the Board provides Executive with written notice to the contrary at least thirty (30) days before the date the Agreement would otherwise be so extended. Such notice, in the sole discretion of the Board, may provide that the term will not be extended in the future, and/or that there shall be no further automatic extensions of the Term.

3.           Definitions. The following terms as used in this Agreement shall have the following meanings:

(a)           “Affected Award” means each Stock-Based Award held by Executive immediately prior to a Change in Control Qualifying Termination.

(b)           “Affiliate” means any business entity in which the Company holds, directly or indirectly, an equity, profits, or voting interest of 30% or more, and includes any subsidiary.

(c)           “Base Salary” means (i) the highest annual rate of base salary payable to Executive by the Company during the one-year period ending on Executive’s Date of Termination or (ii) the highest annual rate of base salary payable to Executive by the Company during the one-year period ending on the Change of Control, whichever is higher.

(d)           “Board” means the Board of Directors of the Company.

(e)           “Cause” means, for purposes of this Agreement, as determined by the Board in its reasonable judgment: (i) Executive’s failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates; (ii) material breach by Executive of any provision of this Agreement or any other agreement with the Company or any of its Affiliates; (iii) other conduct by Executive that could be harmful to the business, interests or reputation of the Company or any of its Affiliates; (iv) fraud, embezzlement or other material dishonesty by Executive with respect to the Company or any of its Affiliates, or (v) Executive’s conviction of, or pleading no contest to, any felony or other crime involving moral turpitude, or (vi) a breach of any confidentiality/non-competition/non-solicitation agreement. With respect to a breach of (i), (ii), (iii) or (vi), Executive shall be given thirty (30) days, after written notice of such breach, to cure a breach to the reasonable satisfaction of the Company.

(f)            “Change in Control” means the occurrence hereafter of any of the following:

(i)            any Person, other than the Company or an Affiliate, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Exchange Act), directly or indirectly, in one or a series of transactions, of securities representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(ii)           the stockholders of the Company approve a merger or consolidation of the Company with any other Person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)          there occurs a closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company;

(iv)          Incumbent Directors cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

(v)           a complete liquidation or dissolution of the Company

provided, that if any payment or benefit payable hereunder upon or following a Change in Control (as defined herein) would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code and the guidance thereunder in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change in Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets, described in IRS Notice 2005-1 or any successor guidance.

(g)           “Change in Control Qualifying Termination” means a termination of employment if, during the period of twelve (12) months following a Change in Control either the employment of Executive is terminated by the Employer for any reason other than for Cause, or Executive terminates his or her employment with the Employer for “Good Reason” (as defined in Section 3(l) below).

(h)           “Client” means any Person who is, or within the preceding eighteen (18) months was, a client, customer or portfolio company of the Company or any of its Affiliates.

(i)            “Code” means the Internal Revenue Code.

(j)            “Company” means American Science & Engineering, Inc.

(k)           “Date of Termination” means the date on which Executive’s employment terminates.

(l)            “Good Reason” means (i) any action by the Company which results in a material adverse change in Executive’s position, title, reporting relationship, authority, duties or responsibilities as in effect immediately prior to the Change in Control; provided, however, that a sale or transfer of less than all or substantially all of the business of the Company or any of its subsidiaries or other reduction of less than all or substantially all of its business or that of its subsidiaries, or the fact that the Company has become a subsidiary of another company or that the securities of the Company are no longer publicly traded, shall not be taken into account when determining whether a material adverse change in Executive’s authority, duties or responsibilities has occurred; (ii) any reduction in Executive’s rate of annual base salary for any fiscal year to less than the greater of 100% of the rate of annual base salary payable to him or her in the completed fiscal year immediately preceding the Change in Control or 100% of the rate at which annual base salary was payable to Executive immediately prior to such reduction, (iii) any adverse change in Executive’s annual bonus opportunity, taking into account both the maximum earnable bonus and the targets on which the bonus is based, (iv) the failure to provide Executive participation in an incentive plan tied to the long-term growth in the value of the Company, which plan, whether equity- or cash-based, provided Executive with a comparable financial opportunity to that provided to Executive under the Company’s equity-based plan immediately prior to the Change in Control, but excluding an isolated, insubstantial and inadvertent reduction of annual base salary or annual bonus opportunity which is not taken in bad faith and which is remedied by the Employer within five (5) business days after receipt of notice thereof given by Executive; (v) any failure of the Company to continue or cause to be continued in effect any retirement, life, medical, dental, disability, accidental death or travel insurance plan in which Executive was participating immediately prior to the Change in Control unless the Company provides Executive with a plan or plans that provide at least substantially equivalent benefits (as to extent of coverage and as to employee cost), or the taking of any action by the Employer that would adversely effect Executive’s participation in or materially reduce Executive’s benefits under any such plan or deprive Executive of any material fringe benefit or perquisite enjoyed by Executive immediately prior to the Change in Control, other than an isolated, insubstantial and inadvertent failure not in bad faith and which is remedied by the Employer within five (5) business days after receipt of notice thereof given by Executive; or (vi) the Company requires Executive to be based at any office or location that is more than twenty-five (25) miles distant from Executive’s base office or work location immediately prior to the Change in Control, except if such new location is closer to Executive’s residence at the time such requirement is imposed

(m)          “Incumbent Directors” mean individuals who, as of the date of this Agreement, constituted the Board.

(n)           “Non-Competition Period” means the period while Executive is employed by the Company and for one year after Executive’s employment terminates, except in cases of Change in Control Qualifying Terminations”.

(o)           “Outstanding Company Common Stock” means the outstanding shares of common stock of the Company.

(p)           “Outstanding Company Voting Securities” means the outstanding voting securities of the Company entitled to vote generally in the election of directors.

(q)           “Person” means any individual, entity or other person, including a group within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934.

(r)            “Qualifying Termination” means either (a) a termination of Executive’s employment by the Employer for any reason other than for Cause, (b) the Executive terminates his or her employment with the Employer for “Good Reason” (as defined in Section 3(l) above), or (c) the Executive dies.

(s)           “Short Term Incentive” means payments made pursuant to the Company’s short-term incentive plan.

(t)            “Stock-Based Award” means any option, stock appreciation right, restricted stock or restricted stock unit granted by the Company to Executive pursuant to the Company’s 2005 Equity & Incentive Plan or any successor plan or agreement, or any other equity compensation plan or agreement previously adopted by the Board of Directors of the Company in which Executive participated.

4.           Change in Control Severance Benefits

(a)           Executive agrees that once any Person other than the Company, a direct or indirect subsidiary of the Company, or an employee benefit plan of the Company or any such subsidiary begins a tender or exchange offer or a solicitation of proxies from the Company’s security holders or takes other actions to effect a “Change in Control,” as hereinafter defined, Executive will not voluntarily terminate his or her employment with the Company (or its Affiliates) until such Person has abandoned or terminated such efforts to effect a Change in Control or until a Change in Control has occurred. In the event that Executive voluntarily terminates his or her employment prior to the Change in Control, he/she will not be entitled to any payments or benefits under this Agreement or any severance pay plan, if any, of the Company.

(b)           In the case of a Change in Control Qualifying Termination, then Executive shall receive the following payments and benefits, subject to the limitation set forth in Section 6:

(i)  Accrued Salary. The Company shall pay to Executive in a single cash lump sum, within ten (10) days following the date of termination, the sum of (1) all salary and commissions earned by Executive as of the date of termination but not yet paid and (2) Executive’s accrued bonuses and accrued vacation earned through the date of termination. In addition, the Company shall pay to Executive in cash within five (5) business days of the date of termination, reimbursement for any unpaid, valid business expenses that are approvable in accordance with Company policy.

(ii)  Severance Pay. The Company shall pay to Executive in a single lump sum, within sixty (60) calendar days of the date of termination, an amount equal to one times the average of the last five years of each of Base Salary and target Short Term Incentive payments. In the event a Change of Control occurs prior to the date on which Executive has worked for the Company and/or its Affiliates for five years of service, the amount paid will be based on the average of the aggregate Base Salary and Short Term Incentive payments for the years actually worked.

(iii)  COBRA Premiums. The Company shall pay 100% of the premium toward COBRA coverage for Executive, Executive’s spouse and his qualifying dependents, for a period of eighteen (18) months following the Date of Termination. Notwithstanding the foregoing provisions of this subsection, if Executive becomes employed by another employer and is eligible for medical, dental or life insurance coverage that is substantially equivalent (as to extent of coverage and as to employee cost) to the coverage of the same type that he or she were entitled to receive under this subsection, the Employer’s obligation to Executive and his or her dependents under this subsection shall cease with respect to that type of coverage. In addition, in the event that the Company is unable to provide COBRA to Executive as provided herein, Company will pay to Executive an equivalent amount in reimbursement for medical insurance (of equivalent benefits and cost) premiums paid by Executive.

(iv)  Stock-Based Awards.

(1)        To the extent not already vested and exercisable, each Affected Award shall become fully vested and exercisable upon the occurrence of the Change in Control Qualifying Termination. In the event Executive holds an Affected Award requiring exercise, the Company shall give Executive adequate notice and opportunity to exercise the Affected Award. Notwithstanding the foregoing, to the extent permitted by the equity plan under with the Stock-Based Award was granted, nothing in this Agreement shall preclude the Company from accelerating the vesting and exercisability of an Affected Award to an earlier period, and terminating unexercised awards as provided under the equity plan.
(2)        Notwithstanding the provisions of this Section 4 to the contrary, if a Stock-Based Award held by Executive is not assumed or replaced, or to be assumed or replaced, upon a Change in Control, each Stock-Based Award held by such Executive, whether or not he or she has experienced a Qualifying Termination, shall become fully vested and exercisable, effective immediately prior to the Change in Control.
(v) Additional Discretionary Payments. The Company may make an additional cash or stock settlement at the sole discretion of the Board.

5.           Severance Benefits.  In the case of a Qualifying Termination that is not a Change in Control Qualifying Termination, then Executive shall receive the following payments and benefits, subject to the limitation set forth in Section 6:

(a)           Accrued Salary. The Company shall pay to Executive in a single cash lump sum, within ten (10) days following the date of termination, the sum of (i) all salary and commissions earned by Executive as of the date of termination but not yet paid and (ii) Executive’s accrued bonuses and accrued vacation earned through the date of termination.  In addition, the Company shall pay to Executive in cash within five (5) business days of the date of termination, reimbursement for any unpaid, valid business expenses that are approvable in accordance with Company policy.

(b)           Severance Pay. The Company shall pay to Executive in a single lump sum, within sixty (60) calendar days of the date of termination, an amount equal to one times the average of each of the last three years of Base Salary. In the event a Qualifying Termination occurs prior to the date on which Executive has worked for the Company and/or its Affiliates for three years of service, the amount paid will be aggregate of the average Base Salary for the years actually worked.

(c)           COBRA Premiums. The Company shall pay 100% of the premium toward COBRA coverage for Executive, Executive’s spouse and his qualifying dependents, for a period of one (1) year following the date of employment termination. Notwithstanding the foregoing provisions of this subsection, if Executive becomes employed by another employer and is eligible for medical, dental or life insurance coverage that is substantially equivalent (as to extent of coverage and as to employee cost) to the coverage of the same type that he or she were entitled to receive under this subsection, the Employer’s obligation to Executive and his or her dependents under this subsection shall cease with respect to that type of coverage.

6.           Limitation on Payments. If any payments pursuant to the Agreement would be subject to tax under Section 4999 of the Internal Revenue Code (the “Payments”), then Executive shall receive either (i) the full Payments or (ii) such lesser amount of the Payment which would result in no portion of such Payments being subject to the Section 4999 tax, whichever yields the greatest net amount to Executive on an after-tax basis (applying the then highest aggregate marginal tax rates). If a reduction of the Payments is required pursuant to subpart (ii), then Executive will be permitted to request which component items of the Payment will be reduced provided, however, that Executive must provide to the Company in writing his/her request within the reasonable time period established by the Company and the Company must in its discretion consent to such request (or else the Company shall make its own determinations with respect to which Payment items are to be reduced). The Company may elect to contest at its expense any initial IRS determination with respect to an Executive. Executive shall cooperate reasonably with the Company in any effort by the Company to contest an IRS determination under this paragraph, including by the making of such filings and appeals as the Company may reasonably require, but nothing herein shall be construed as requiring Executive to bear any cost or expense of such a contest or in connection therewith to compromise any tax item (including without limitation any deduction or credit) other than the Section 4999 tax and related interest and penalties, if any, that are the subject of the contested IRS determination. In the event of any underpayment or overpayment under this Agreement, as determined by the nationally recognized accounting firm, the amount of such underpayment or overpayment shall be promptly paid to Executive or refunded to the Company, as the case may be, with interest at 120% of the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.

All tax determinations under this Section 6 shall be made at the Company’s expense by a nationally recognized accounting firm selected by the Company in its reasonable discretion. Any good faith determinations of this accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

7.           Noncompetition. During the Non-Competition Period, Executive shall not, directly or indirectly, whether as owner, partner, investor (nothing contained in this Agreement, however, shall prevent Executive from passive ownership of two percent (2%) or less of the voting stock of any publicly traded company (other than the Company)), consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States or in any country in which the Company or any of its Affiliates is then doing business. Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Executive’s employment. Executive further agrees that while Executive is employed by the Company and during the Non-Competition Period, Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

8.           Payment Obligations Absolute. Upon a Change in Control Qualifying Termination or a Qualifying Termination, the Company’s obligations to pay the benefits described in Section 4 (or the benefits described in Section 5 for a Qualifying Termination) shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any Affiliate may have against any Executive; provided, however, that the Company may delay the payment of any amounts due hereunder for six months following termination of Executive’s employment with the Company if necessary to comply with the “specified employee” rules pursuant to Section 409A of the Code. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of the Agreement and, except as otherwise provided in Section 7, in no event shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

9.           Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a expressly authorized representative of the Company.

10.         Withholding. All payments and benefits hereunder shall be subject to reduction for applicable tax withholdings.

11.         Indemnification. The Company agrees to pay all costs and expenses (including without limitation fees and expenses of counsel) incurred by any Executive in connection with efforts to enforce his or her rights under this Agreement and will indemnify and hold harmless any Executive from and against any damages, liabilities and expenses (including without limitation fees and expenses of counsel) incurred by Executive in connection with any litigation or threatened litigation, including any regulatory proceedings, arising out of the making, performance or enforcement of this Agreement.

12.         Source of Payment. Nothing herein shall be construed as establishing a trust or as requiring the Company to set aside funds to meet its obligations hereunder. Notwithstanding the foregoing, if the Board in its discretion so determines, the Company may establish a so-called “rabbi trust” or similar arrangement to assist it in meeting any such obligations that it may have.

13.           Required Release and Non-Disparagement. The Company’s obligation to provide severance pay and other benefits under this Agreement, however, is subject (a) to Executive’s signing in a timely manner a release of claims in favor of the Company in the form to be provided by the Company (the “Release”) and of Executive not revoking the Release in a timely manner thereafter; and (b) to Executive’s meeting in full his or her obligations under any other agreements in effect between you and the Company. You agree to not make any oral or written communication to any person or entity which has the effect of damaging the reputation of, or otherwise working in any way to the detriment of, AS&E, its officers, directors or management. You also acknowledge your continuing responsibility to honor the non-compete and non-solicitation obligations previously undertaken by you for a period of one year from the Termination Date.

14.           Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the President, or to such other address as either party may specify by notice to the other actually received.

15.         Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s severance from employment with the Company and its Affiliates.

16.         Severability. Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision of the Agreement which, consistent with such law, shall remain in full force and effect. All surviving clauses shall be construed so as to effectuate the purpose and intent of the parties.

17.         Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

18.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19.         Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles.

[Named Executive]	AMERICAN SCIENCE & ENGINEERING, INC.

By:

Name:

Title: